Exhibit 2.1

________________________________________________

Sale and Purchase Agreement

by and between

Fidia Farmaceutici S.p.A.

as seller

and

Anika Therapeutics Inc.

as buyer

_______________________________________________

Table of contents

ARTICLE I Whereas - Interpretation - Certain Definitions

1.01	Whereas.
1.02	Interpretation.
1.03	Certain Definitions.

ARTICLE II The Transaction

2.01	The Sale and Purchase of the Quota.
2.02	Closing Date.
2.03	Closing Obligations.
2.04	Board of Directors Resignations and Quotaholders Meeting.
2.05	Receivables of the Company.

ARTICLE III The Purchase Price

3.01	The Purchase Price.
3.02	Payment of the Purchase Price.
3.03	Dividends.
3.04	Seller’s Undertakings.

ARTICLE IV Purchase Price Adjustment

4.01	Estimated Closing Balance Sheet - Estimated Net Working Capital.
4.02	Preparation of the Final Closing Balance Sheet.
4.03	Working Capital Adjustment.
4.04	Cash Availability.

ARTICLE V Representations and Warranties of the Buyer

5.01	Representations and Warranties of the Buyer.
5.02	Certain Definitions.

ARTICLE VI Representations and Warranties of the Seller

6.01	Representations and Warranties of the Seller.

ARTICLE VII Survival of Representations and Warranties

7.01	Survival of Representations and Warranties of the Seller.
7.02	Survival of Representations and Warranties of the Bayer.

ARTICLE VIII Indemnification

8.01	Seller’s Indemnification.
8.02	Seller’s Indemnification - Limitation.
8.03	Buyer’s Indemnification.
8.04	Indemnification Procedure.
8.05	Escrow Shares.
8.06	Other Remedies.

ARTICLE IX Miscellaneous

9.01	Lock Up.
9.02	Anika’s Board of Directors.
9.03	US GAAP Account.
9.04	GAAP Accounts and SEC Requirements.
9.05	Release of the Guarantees.
9.06	Seller’s Receivables.
9.07	Non Competition.
9.08	Further Assurances.
9.09	Use of Names.
9.10	Records Retention.
9.11	Waiver of Action.
9.12	Employee Stability.
9.13	Administrative Requirements.
9.14	Integration Services.
9.15	Insurances.
9.16	Confidentiality - Public Announcement.
9.17	Changes in Writing.
9.18	Successors. Assignment Prohibited.
9.19	Notices.
9.20	Domicile.
9.21	Severability.
9.22	Fees and Expenses.

ARTICLE X Law - Jurisdiction

10.01	Applicable Law.
10.02	Arbitration.
10.03	Enforceability.

LIST OF EXHIBITS

Exhibit A	Powers of the Seller.
Exhibit B	Powers of the Buyer.
Exhibit 1.03(I)	Amendments to Existing Product Agreements.
Exhibit 1.03(II)	Final drafts of the Commercial Agreements.
Exhibit 1.03(III)	Company’s Receivables.
Exhibit 1.03(IV)	Executed copy of the Escrow Agreement.
Exhibit 1.03(V)	Financial statements for the years ended on December 31, 2007 and December 31, 2008.
Exhibit 1.03(VI)	Interim Financial Statements.
Exhibit 1.03(VII)	Registration Rights Agreement.
Exhibit 1.03(VIII)	Seller’s Receivables.
Exhibit 2.03(a)(ii)	Executed copies of (i) product registration transfer agreement and (ii) trademark transfer agreements.
Exhibit 2.03(a)(v)	Deed of Transfer.
Exhibit 2.04(b)	New Board of Directors.
Exhibit 3.02	Bank account details.
Exhibit 4.01	Estimated Closing Balance Sheet and Estimated Net Working Capital.
Exhibit 4.02	Table related to (i) the Closing Balance Sheet and (ii) the Closing Net Working Capital.
Exhibit 9.05	Assumed Obligations.
Exhibit 9.15	Insurances.

LIST OF SCHEDULES

Buyer’s Schedules.

Schedule 5.01.3	No Third Party Consent.
Schedule 5.01.4	No Breach.
Schedule 5.01.9	Litigation.
Schedule 5.01.14	Permits.
Schedule 5.01.16	No Material Adverse Change.
Schedule 5.01.17	Brokers.
Schedule 5.01.21	Compliance with Law – Violations.

Seller’s Schedules.

Schedule 6.01.3	No breach.
Schedule 6.01.6	Subsidiaries.
Schedule 6.01.13	Guarantees.
Schedule 6.01.14	Litigation.
Schedule 6.01.15(a)	Employee List.
Schedule 6.01.15(c)	Supply of workmanship agreements.
Schedule 6.01.15(d)	Collective Bargaining Agreement.
Schedule 6.01.16(a)	IP List: (i) Patents and Marks; (ii) Licenses In; (iii) Licenses Out.
Schedule 6.01.16(b)	IP Exceptions.
Schedule 6.01.17	Insurance policies.
Schedule 6.01.22	Bank account and power of attorney.
Schedule 6.01.23	Contracts.
Schedule 6.01.27	Costumers.
Schedule 6.01.35	Restrictive legends concerning the Shares.

This Sale and Purchase Agreement (hereinafter the “Agreement”) is entered in Milan, on December 30, 2009,

between

(1)           Fidia Farmaceutici S.p.A., a company duly incorporated under the laws of Italy, whose registered office is at Abano Terme (PD), CAP 35031, Via Ponte della Fabbrica 3/A, VAT number and registered with the Company’s Register of Padua at number 00204260285, acting by its legal representative Mr. Antonio Germani pursuant to the board of directors resolutions dated  November 19, 2009, attached hereto under Exhibit A (hereinafter the “Seller”);

and

(2)           Anika Therapeutics Inc., a company duly incorporated under the laws of Massachusetts, whose registered office is at 32 Wiggins Avenue, Bedford, Massachusetts 01730 Italian tax code number 97542640152, acting by its legal representative Dr. Charles Sherwood pursuant to the board of directors resolutions attached hereto under Exhibit B (hereinafter the “Buyer” or “Anika”);

(the Seller and Buyer are hereinafter jointly referred to as the “Parties” and each as a “Party”).

RECITALS

WHEREAS the Seller is the owner of a quota representing 100% of the issued and outstanding capital stock of Fidia Advanced Biopolymers S.r.l., whose registered office is in Abano Terme (PD), C.A.P. 35031, Via Ponte della Fabbrica 3/,B capital stock equal to Euro 1,848,915.00 (one million eight hundred forty eight thousand nine hundred fifteen/00), VAT number 03641500289 and registered with the Company’s Register of Padua at number 01510440744 (hereinafter referred to as the “Company”) and, therefore, the Seller is the owner of the entire issued and outstanding capital stock of the Company;

WHEREAS the Company is a company active in the business of research and development, manufacturing and distributing of medical products based on hyaluronic acid;

WHEREAS Anika is a company active in the business of research and development, manufacturing and distributing of medical products based on hyaluronic acid and whose ordinary shares are listed on the NASDAQ Stock Exchange;

WHEREAS the Seller wishes to sell and Buyer wishes to purchase the Quota (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties covenant and agree as follows:

ARTICLE I
Whereas - Interpretation – Certain Definitions

1.01 Whereas.

The WHEREAS clauses to this Agreement constitute an integral and essential part of the same.

1.02 Interpretation.

In this Agreement, unless the context requires otherwise, references to:

(a)           “this Agreement” includes the Exhibits and the Schedules;

(b)           a statute or statutory provision includes any consolidation, re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time;

(c)           Articles, Sections or Paragraphs, contained in this Agreement shall be deemed to be a reference to Articles, Sections, or Paragraphs hereto;

(d)           “Business Day” shall mean each calendar day other than Saturdays, Sundays and any other days on which credit institutions are permitted to close in the city of Padua and Boston;

(e)           the table of contents and the headings are included for convenience only and shall not affect the interpretation of this Agreement;

(f)           a “Schedule” is to a Schedule attached to this Agreement;

(g)           an “Exhibit” is to an Exhibit attached to this Agreement.

1.03 Certain Definitions.

In addition to the other terms defined in other clauses and whereas of this Agreement, for the purposes of the same, the following words and terms shall have the meaning set forth below:

“Accountants”:	shall have the meaning ascribed to such term in Section 4.02(d) below;

“Accounting Principles”:
shall mean the generally accepted accounting principles established by the “Consiglio Nazionale dei Dottori Commercialisti e Consiglio Nazionale dei Ragionieri”, as further amended and integrated by the “Organismo Italiano di Contabilità”, or in their absence, the international accounting standards established by the International Accounting Standards Board;

“Affiliate”:
shall mean with respect to any person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly Controlling, Controlled by or under common Control with such person;

“Agreement”:	shall mean this stock purchase agreement and the Schedules and the Exhibits attached to the same;

“Amendments to the Existing
Product Agreements”:	shall mean the amendments to the Existing Product Agreements to be executed within the Closing Date and attached herewith as Exhibit 1.03(I);

“Cash Purchase Price”:	shall have the meaning ascribed to such term in Section 3.01(a);

“Closing”:
shall mean the completion of the sale to, and purchase by, the Buyer of the Quota (as hereinafter defined) and the completion of the Transaction contemplated by this Agreement which are to occur simultaneously as described in Article II herein below;

“Closing Balance Sheet”:	shall have the meaning ascribed to such term in Section 4.02(a) below;

“Closing Cash Payment”:	shall mean US$17,055,000;

“Closing Date”:	shall have the meaning ascribed to such term in Section 2.02 herein below;

“Closing Net Working Capital”:	shall have the meaning ascribed to such term in Section 4.02(a) below;

“Commercial Agreements”:	means the following agreements:
CA-1:	Raw Material Manufacture and Supply Agreement of Hyaluronic Acid;
CA-2:	Tolling Agreement;
CA-3:	Services Agreement;
CA-4:	Lease Agreement;
CA-5:	Patent License Agreement;
CA-6:	Trademark License Agreement;
CA-7:	Marketing Services Agreement;
CA-8:	Receivables Management Agreement;
final drafts of which are attached herewith as Exhibit 1.03(II);

“Company’s Receivables”:
shall mean the accounts receivable of the Company as at the Closing Date in an aggregate amount of Euro 2,000,000 as attached hereto as Exhibit 1.03(III) and to be reflected as such in the Closing Balance Sheet and in the Closing Net Working Capital;

“Control”:
shall mean (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or to veto any material decision relating to the management or policies of a person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities or a Subsidiary, by contract or otherwise, or (ii) the beneficial ownership, directly or indirectly, of at least 50% of the voting securities of a person;

“Cronofil & Gellofil”:
shall mean the Cronofil and Gellofil products of the Company in respect of which the Seller holds the right to obtain an own label brand CE registration under the CE registration for such products held by the Company;

“Dispute Notice”:	shall have the meaning ascribed to such term in Section 4.02(c) below;

“Employee”:	shall mean any employee who is on the payroll of the Company as at the date hereof;

“Encumbrance”:	shall mean any mortgage, charge, pledge, lien, security interest or attachment of any nature whatsoever, options, title retention, third party’s rights or other security agreement or arrangement;

“Environment”:
shall mean any of the following media namely the air (including, without limitation, the atmosphere as well as the air within buildings and other natural or manmade structures whether above or below ground), water (including, without limitation, surface and ground water and water within pipes, drains or sewers) and land (including, without limitation, the soil, sub-soil, sediment or other terrestrial material) and any organism (including, without limitation, man) or ecological system supported by any such media;

“Environmental Authorizations”:
shall mean any permit, licence, authorization, approval or consent, agreements or undertakings required under or in relation to Environmental Laws relating to either the carrying on of the business of the Company, or the use of, or any activities or operations carried out at, any site owned, occupied or used by the Company;

“Environmental Authority”:	shall mean any governmental or regulatory agency or body with administrative powers or jurisdiction in relation to Environmental Laws (as defined below);

“Environmental Laws”:
shall mean all or any applicable law which have been adopted or given and/or are in force at or prior to the date hereof including (i) any supranational and national, federal, state or regional legislation, regulations or directives, regional, state, provincial or local statutes or other laws or legislation (including any rules, regulations or orders made thereunder); (ii)any legally enforceable ordinances, notices, directives, circulars permits, licences, permissions or consents made or issued under (i) above; (iii) any civil code or case law; (iv) any judgments, notices, orders, directions, instructions or awards of any Environmental Authority under (i) to (iii) above, which have as a purpose or effect the protection of, and/or prevention of harm or damage to the Environment and/or the provision of remedies or compensation for harm or damage to the Environment or which relate to emissions, discharges, releases or escapes of Hazardous Materials (as defined below) into the Environment or to the presence, production, processing, distribution, management, use, control, treatment, storage, burial, disposal, transport or handling of Hazardous Materials (as defined below) but excluding matters relating to health and safety or to town and country planning;

“Environmental Matters”:
shall mean, in relation to the business or acts or omissions of the Company or to the real property rights or leases, all matters related to pollution or protection of the Environment including, without limitation, emissions, discharges and releases of any substances into the Environment or the manufacture, processing, treatment, storage, presence, disposal, transport or handling of any materials or substances which, whether alone or in combination, are capable of causing material harm to the Environment;

“Escrow Agent”:	shall mean American Stock Transfer and Trust Company;

“Escrow Agreement”:	shall mean the executed agreement among the Seller, the Buyer and the Escrow Agent attached hereto as Exhibit 1.03(IV);

“Escrow Shares”:	shall mean initially no. 800,000 of the Shares to be decreased to 500,000 of the Shares starting January 1, 2011 pursuant to the terms of the Escrow Agreement;

“Estimated Closing
Balance Sheet”:	shall have the meaning ascribed to such term in Section 4.01 below;

“Estimated Net
Working Capital”:	shall have the meaning ascribed to such term in Section 4.01 below;

“Existing Product Agreements”:
shall mean the Own Brand Label Products Agreement, the Italian Distributed Products Agreement, the IAL-System ACP Agreement and the Woundcare Agreement to be amended within the Closing Date pursuant to the Amendments to the Existing Product Agreements;

“Final Closing Balance Sheet”:	shall have the meaning ascribed to such term in Section 4.02(b) below;

“Final Net Working Capital”:	shall have the meaning ascribed to such term in Section 4.02(b) below;

“Financial Statements”:
shall mean the duly audited balance sheets, the profit and loss accounts, the statements of stockholders’ equity, the statements of cash flows, the explanatory notes and yearly board of directors reports of the Company for the years ended on December 31, 2007 and December 31, 2008,  attached to this Agreement as Exhibit 1.03(V) as well as the Interim Financial Statements, prepared according to the Accounting Principles on a basis consistent with the audited Financial Statements;

“Former Sites”:	shall mean any real estate property or leases which are currently not anymore owned, occupied or used by the Company, but which were formerly so owned, occupied or used by Company;

“Hazardous Materials”:
shall mean all natural or artificial substances or materials whether in a solid, semi-solid, liquid, gaseous or vaporous form – including energy (including, but not limited to, sound, vibration, heat and ionising and non-ionising radiation) - which alone or in combination with other substances are capable of causing harm to man or the environment or damage to property, including but not limited to (i) any petroleum or petroleum products, flammable, explosive or radioactive material, ozone depleting substances, asbestos or polychlorinated biphenyls (PCBs) and (ii) any substance, material or waste, which may be defined as, or is included in the definition of, or deemed by any Environmental Law or any Environmental Authority or agency to be, “hazardous”, “toxic”, a “contaminant”, “waste”, a “pollutant”, a “hazardous substance”, “hazardous waste”, “restricted hazardous waste”, “hazardous material”, “extremely hazardous waste”, a “toxic substance”, a “toxic pollutant” or any other words with similar meaning;

“IAL System ACP”:	shall mean the IAL System ACP product of the Company in respect of which the Seller holds an own brand label CE registration under the CE registration for such product held by the Company;

“IAL-System ACP Agreement”:
shall mean the agreement dated January 10, 2005 between the Seller and the Company in respect of IAL-System ACP pursuant to which the Company sold the rights related to the IAL-System ACP product CE registration and undertook not to register such product for certain uses, subject to certain limited exceptions, and to sell the product only as a vehicle for cells or cell component under trademarks owned by the Company;

“Indemnified Party”:	shall have the meaning ascribed to such term in Section 8.04(b) herein below;

“Indemnifying Party”:	shall have the meaning ascribed to such term in Section 8.04(b) herein below;

“Interim
Financial Statements”:
shall mean the balance sheets and profit and loss accounts of the Company for the period starting from January 1, 2009 up to September 30, 2009 and for the corresponding period in 2008 attached to this Agreement as Exhibit 1.03(VI);

“Italian Distributed Products”:	shall mean the products Hyalofil, Hyalgran and Jaloskin in respect of which the Company holds a CE registration;

“Italian Distributed
Products Agreement”:
shall mean the exclusive distribution agreement dated January 3, 2008 between the Seller and the Company in respect of the Italian Distributed Products pursuant to which the Seller was nominated exclusive distributor of the Italian Distributed Products until 2023 in Italy, San Marino and the Vatican State and to be amended within the Closing Date pursuant to the Amendments to the Existing Product Agreements;

“Knowledge of the Seller”:	shall mean the actual knowledge of any of the Seller’s directors or executives and/or the Company’s directors or executives;

“Material Adverse Effect”:
shall mean with respect to the Seller, the Company or the Buyer as applicable any fact, event, change, development or effect that is or would be reasonably likely to be, individually or when taken in the aggregate, materially adverse to (a) the business, assets, liabilities, financial condition or results of operations of the Seller, the Company or the Buyer as applicable (b) the ability of the Seller, the Company or the Buyer as applicable to perform their or its obligations under this Agreement or other Transaction Documents or to consummate the Transaction; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, or would reasonably be expected to be, a Material Adverse Effect: any fact, event, change, development or effect resulting from or arising out of (i) the economy or financial markets in general, provided that such conditions do not have a substantially disproportionate effect on the Seller, the Company or the Buyer as applicable as compared to similarly situated companies, (ii) conditions generally affecting the pharmaceutical or medical device industry, provided that such conditions do not have a substantially disproportionate effect on the Seller, the Company or the Buyer as applicable as compared to similarly situated companies, (iii) the Transactions contemplated by this Agreement, (iv) actions required to be taken under any changes to applicable laws, provided that such event does not have a substantially disproportionate effect on the Seller, the Company or the Buyer as applicable as compared to similarly situated companies, (v) acts of terrorism or war (whether or not threatened, pending or declared), provided that such event does not have a substantially disproportionate effect on the Seller, the Company or the Buyer as applicable as compared to similarly situated companies, (vi) the public announcement of this Agreement or the Transactions contemplated hereby;

“Material Agreements”:	shall have the meaning set forth in Section 6.01.23(a);

“Net Working Capital”:
shall mean the net sum of total current assets of the Company minus total current liabilities of the Company determined in accordance with the Accounting Principles consistently applied with the accounting policies and procedures used in the Financial Statements as specified in Exhibit 4.02;

“Notice of Claim”:	shall have the meaning ascribed to such term in Section 8.04(b) herein below;

“Own Brand Label Products”:
shall mean Wet, Hyalofemme-Hyalogyn and Genaid products of the Company in respect of which the Seller holds the right to obtain an own brand label CE registration under the CE registration for such products held by the Company;

“Own Brand Label
Products Agreements”:
shall mean three worldwide exclusive licence and distribution agreements dated December 17, 2001 between the Seller and the Company related to the Own Brand Label Products scheduled to have an initial expiry date in 2017, but renewable automatically for successive five year periods unless terminated with one year prior notice and to be amended within the Closing Date pursuant to the Amendments to the Existing Product Agreements;

“Purchase Price”:	shall have the meaning ascribed to such term in Section 3.01 below;

“Quota”:	shall mean the quota, equaling to 100% of the outstanding capital stock of the Company and owned by the Seller;

“Registration Rights Agreement”:	shall mean the agreement a final draft of which is attached herewith as Exhibit 1.03(VII);

“Seller’s Receivables”:
shall mean the accounts receivable of the Seller towards the Company as at the Closing Date in an aggregate amount of Euro 2,000,000 attached hereto as Exhibit 1.03(VIII) as will be reflected in the Closing Balance Sheet and in the Closing Net Working Capital;

“Shares”:	shall mean 1,981,192 shares of Buyer’s common stock, par value US$ 0.01 per share;

“Shares Purchase Price”:	shall have the meaning ascribed to that term in Section 3.01(b);

“Tax”:
shall mean any and all, state, local, regional, tax or withholding tax of any nature, including, but not limited to, all taxes, on income (e.g. the corporate income tax, “IRES”), on operating profit (e.g. the local operating profit tax, “IRAP”), on gross receipts, sales, use, value added, importation and exportation of goods and services, registration of acts or documents, license, payroll, employment, severance, stamp, occupation, environment, franchise, profits, social security (or similar), unemployment disability, real estate property, personal property or assets together with all penalties, charges and interests relating to any of them;

“Transaction”:	shall mean, collectively, all the transactions described in Article II below;

“Transaction Documents”:
means this Agreement, the schedules and exhibits attached hereto, the Commercial Agreements, Escrow Agreement, the Registration Right Agreement, the Amendments to the Existing Product Agreements and any other documents or agreements explicitly contemplated hereunder;

“Trademark Family”:	shall mean the Hyal™-IAL HIAL family of trademarks;

“Working Capital Adjustment”:	shall have the meaning ascribed to such term in Section 4.03 below;

“Woundcare
Agreements”:
shall mean the integration agreement dated January 3, 2008 in respect of Cronofil & Gellofil and the agreement dated January 10, 2005 pursuant to which the Seller acquired the right to obtain an own brand label CE registration for Hyalofill-F, Hyalofill-R, Hyalogran, Jaloskin, Hyalomatrix, Hyalomatrix P.A. and exclusive royalty-free distribution rights for Italy, San Marino and the Vatican State as such agreements will be amended within the Closing Date pursuant to the Amendments to the Existing Product Agreements.

ARTICLE II
The Transaction

2.01 The Sale and Purchase of the Quota.

The Seller hereby agrees to sell and transfer to the Buyer, and the Buyer hereby agrees to buy and be transferred from the Seller, on the Closing Date, the Quota, including any rights ancillary thereto, for the Purchase Price as per Article III below.

2.02 Closing Date.

The Closing shall be on December 30, 2009 (the “Closing Date”) in the offices of Notary Enrico Sipione (the “Notary”)  in Milan

2.03 Closing Obligations.

(a)           On the Closing Date:

(i)	the Seller shall deliver to Buyer an executed copy signed in original of the Amendments to the Existing Product Agreements;

(ii)	the Seller shall deliver to Buyer an executed copy signed in original of the transfer of product registration agreement and the trademark transfer agreements attached hereto as Exhibit 2.03(a)(ii);

(iii)
the Seller shall provide written evidence that before the Closing Date all loans from Seller or any Affiliate of the Seller to the Company and any other amounts owned by the Company to the Seller or any Affiliate of the Seller other than the Seller’s Receivables have been forgiven;

(iv)
the Seller shall provide written evidence that at the Closing Date (a) the Seller’s Receivables and the Company’s Receivables are both equal to Euro 2,000,000 and (b) that the Company’s available cash is equal to at least Euro 500,000;

(v)
the Seller and the Buyer shall execute before the Notary, which shall be appointed by the Buyer or such other notary public as may be agreed by the Parties, a notarial deed of transfer relating to the sale of the Quota pursuant to Article 2470 of the Italian Civil Code substantially in the form attached as Exhibit 2.03(a)(v); (the “Deed of Transfer”);

(vi)	the Seller, the Buyer and the Escrow Agent shall execute the Escrow Agreement;

(vii)	the Buyer shall issue the Shares to the Seller;

(viii)	the Buyer shall pay to the Seller the Purchase Price, all in accordance with the provisions of Section 3.02 herein below;

(ix)	the Seller and the Buyer shall execute the Registration Rights Agreement;

(x)
the Seller and the Buyer shall jointly instruct the Notary to effect the formalities of the file of the Deed of Transfer with the Company Register pursuant to Article 2470, second paragraph, of the Italian Civil Code;

(xi)	the Parties shall execute the Commercial Agreements which shall become effective; and

(xii)	the Buyer shall provide written evidence that a waiver has been given under its principal financing agreement in respect of the Transaction.

(b)         The Transaction and, therefore, all the activities indicated in Section 2.03(a) above and in Section 2.04 below are deemed to be essential and shall occur simultaneously. The Parties hereby expressly agree that the sale, purchase, transfer and assignment of the Quota under this Agreement shall be effective from the Closing Date only upon completion of all formalities above described.

(c)           The Parties hereby expressly agree that the execution of the Deed of Transfer pursuant to Section 2.04(a)(v) above of this shall not be construed as constituting a novation (novazione) of this Agreement, but as constituting mere execution of the obligations of the Parties hereunder, it being understood that to such purpose Articles 1230 and following of the Italian Civil Code shall not apply.

2.04 Board of directors resignations and quotaholders meeting.

On the Closing Date:

(a)           the Seller shall deliver to Buyer the letters evidencing the irrevocable resignations, effective date as of the Closing Date, of all the directors of the Company, confirming that they do not have against the Company any claim of any nature whatsoever arising from their office, and that any accrued directors’ fees has been entirely paid before Closing;

(b)           the Seller shall hold an ordinary quotaholder meeting that shall appoint the new board of directors of the Company as specified in Exhibit 2.04(b).

2.05 Receivables of the Company.

The Parties acknowledge that certain receivables of the Company have been assigned to the Seller prior to Closing. The Buyer covenants to procure that the Company will cooperate in good faith with the Seller in fully informing the relevant customers so that payments are made to the Seller and to the extent following the Closing Date that any payments are received by the Company in respect of such receivables, such amounts will be promptly forwarded by the Company to the Seller.

ARTICLE III
The Purchase Price

3.01 The Purchase Price.

The Parties hereby represent and acknowledge that the purchase price which is payable as described below to be paid by the Buyer to the Seller for the Quota (the “Purchase Price”) shall be equal to:

(a) the Closing Cash Payment subject to the adjustments referred to in Article IV (the “Cash Purchase Price”); plus

(b) the Shares of Buyer’s common stock (the “Shares Purchase Price”).

3.02 Payment of the Purchase Price.

(a)     At the Closing, the Closing Cash Payment shall be paid by the Buyer to the Seller in immediately available funds by wire transfer to the account of the Seller indicated in Exhibit 3.02, subject to adjustments as provided in Article IV.

(b)     At the Closing, the Buyer will deliver or cause to be delivered to the Seller no. 1,181,192 of the Shares under Seller’s name which shall consist of the balance of the Shares minus the Escrow Shares.

(c)     At the Closing, and subject to and in accordance with the provisions hereof and the Escrow Agreement, the Buyer will deposit or cause to be deposited the Escrow Shares into an escrow account with the Escrow Agent.

3.03 Dividends.

Starting from the Closing Date, the payment of all the dividends pertaining to: (a) the Quota, if any, will be entirely for the benefit of the Buyer; and (b) the Shares, if any, will be entirely for the benefit of the Seller.

3.04 Seller’s Undertakings

(a)	The Seller undertakes to duly and promptly instruct the Escrow Agent to release the Escrow Shares if no Notice of Claim is made by the date falling 18 months after the Closing Date.

(b)	The Seller undertakes not to delay in the issue of shares certificates, as provided for in Section 3(c) of the Escrow Agreement.

ARTICLE IV
Purchase Price Adjustment

4.01 Estimated Closing Balance Sheet - Estimated Net Working Capital.

The Seller has prepared (A) an estimated closing balance sheet, reflecting thereon the Seller’s best estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”) as at December 30, 2009 and (B) the Net Working Capital of the Company as at December 30, 2009 based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”) plus all supporting details.  The Estimated Closing Balance Sheet and the Estimated Net Working Capital are attached herewith as Exhibit 4.01 and have been prepared in accordance with the Accounting Principles, consistently applied with the Financial Statements.

4.02 Preparation of the Final Closing Balance Sheet.

(a)           As promptly as practicable, but no later than Febraury 9, 2010, the Seller shall prepare and deliver to the Buyer (A) a balance sheet of the Company as of December 30, 2009 (the “Closing Balance Sheet”) plus all supporting details and (B) the Net Working Capital of the Company based on the Closing Balance Sheet and to be calculated on the basis of Exhibit 4.02 (the “Closing Net Working Capital”). The Closing Balance Sheet and the Closing Net Working Capital shall be prepared in accordance with the Accounting Principles consistently applied with the Financial Statements.

(b)           Unless the Buyer delivers the Dispute Notice (as defined below) within 10 days after receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet” and the related Closing Net Working Capital shall be deemed the “Final Net Working Capital” and both shall be binding upon the Parties and shall not be subject to dispute or review for purposes of this Section only.

(c)           If the Buyer disagrees with the Closing Balance Sheet and/or the Closing Net Working Capital, the Buyer may, within 10 days after receipt thereof, notify the Seller in writing (hereinafter the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet and/or the Closing Net Working Capital, including all supporting documentation thereto, and the Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and/or the Closing Net Working Capital delivered pursuant to this Section 4.02.  The Parties shall first use commercially reasonable efforts to resolve such dispute between themselves and, if they are able to resolve such dispute, the Closing Balance Sheet shall be revised to the extent necessary to reflect such resolution, shall be deemed the Final Closing Balance Sheet (as defined below) and the Closing Net Working Capital shall be revised to the extent necessary to reflect such resolution and shall be deemed the Final Net Working Capital (as defined below) and, for purposes of this Section only, shall be conclusive and binding upon the Parties and shall not be subject to dispute or review.

(d)           If the Parties are unable to resolve the dispute within 10 days after receipt by Seller of the Dispute Notice, the Parties shall submit the dispute to Deloitte, Milan Office (the “Accountants”).  The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the Closing Balance Sheet and/or the Closing Net Working Capital.  Promptly, but no later than 15 days after engagement, the Accountants shall deliver a written report to the Parties as to the resolution of the disputed items, the resulting Closing Balance Sheet and the resulting calculation of Closing Net Working Capital to be calculated on the basis of Exhibit 4.02.  The Closing Balance Sheet and the Closing Net Working Capital as determined by the Accountants shall be deemed the “Final Closing Balance Sheet” and the “Final Net Working Capital” respectively, shall be conclusive and binding, for purposes of this Section only, upon the Parties and shall not be subject to dispute or review, for purposes of this Section only.  The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 4.02 shall be paid by (A) the Seller, if Buyer’s calculation of the portion of the Closing Net Working Capital  in dispute is closer to the Accountants’ determination than the Seller’s calculation thereof, (B) Buyer, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Parties.  The Parties will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Closing Balance Sheet and/or the Closing Net Working Capital and in the conduct of the audits and reviews referred to in this Section 4.02, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

4.03 Working Capital Adjustment.

The Closing Cash Payment shall be adjusted, Euro for Euro, up or down, as appropriate, to the extent that the Final Net Working Capital is greater than or less than the Estimated Net Working Capital, as applicable (the “Working Capital Adjustment”). Within three Business Days following determination and acceptance of the Final Closing Balance Sheet, (A) if the Final Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Buyer an amount equal to the difference between such amounts (B) if the Final Net Working Capital is greater than the Estimated Net Working Capital, Buyer shall pay to the Seller the difference between the Final Net Working Capital and the Estimated Net Working Capital.

4.04 Cash Availability.

In the event Final Closing Balance Sheet reports an available amount of cash of the Company lower than Euro 500,000, the Seller shall pay to the Buyer, Euro per Euro, within three Business Days following determination and acceptance of the Final Closing Balance Sheet, an amount equal to the difference between Euro 500,000 and the available amount of cash of the Company resulting from the Final Closing Balance Sheet.

In the event the Seller is required to make a cash payment to the Buyer under this Section 4.04, any such payment, to the extent actually made by the Seller to the Buyer, shall be taken into account in the determination of the Final Closing Balance Sheet and the Final Net Working Capital.

ARTICLE V
Representations and Warranties of the Buyer

5.01 Representations and Warranties of the Buyer.

Except as disclosed in the SEC Reports or as set forth in the Schedules delivered herewith which shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Schedules, the Buyer hereby makes to the Seller the representations and warranties as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) as listed and specified in this Article V.

5.01.1 Good Standing – Authority.

The Buyer is a corporation validly existing, duly incorporated and in good standing under the laws of the Commonwealth of Massachusetts; the Buyer has all necessary corporate powers to enter into this Agreement and to perform any and all of its obligations under this Agreement and the other Transaction Documents to which it is a party, and the person who has executed this Agreement on behalf of the Buyer is a duly authorised representative of the same vested with full powers to bind it in relation to any and all of such obligations and each of the other Transaction documents to which it is a party.

5.01.2 No Bankruptcy Proceedings.

The Buyer is validly existing and no liquidator, administrative receiver, administrator or similar officer has been appointed in respect of it and no action is currently being taken with a view to appoint any such liquidator, receiver, administrative receiver, administrator or similar officer; the Buyer has not agreed to the assignment of its assets (or any part of them) for the benefit of its creditors. There is no action or proceeding now pending or threatened in writing to dissolve the Buyer or to declare its respective corporate rights and powers, or any of them, to be null and void or to declare that it or its board of directors or any of its directors, officers, agents or employees has or have exceeded or violated any of its corporate rights or powers.

5.01.3 No Third Party Consent.

Except as disclosed in Schedule 5.01.3, no consent, license, permit, certificate, registration, approval, or authorization is necessary on the part of any governmental agency, third parties or of any creditors of the Buyer for the execution of this Agreement or of the Transaction contemplated hereby except as would not individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

5.01.4 No Breach.

Except as disclosed in Schedule 5.01.4, the execution of this Agreement by the Buyer and the Transaction contemplated by this Agreement will not result in breach or violation of any of the provisions of, or constitute a default under, or conflict with, violate, or cause the acceleration or the revocation, termination, modification of, any obligation or right of the Buyer under: (i) the articles of organization of the Buyer; (ii) any governmental order applicable to the Buyer or any of its assets, properties or businesses; (iii) any Material Contract executed by the Buyer; (iv) any judgment, injunction, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Buyer; or (iii) any applicable law, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

5.01.5 Knowledge of Misrepresentations or Omissions

The Buyer does not have any actual knowledge that any of the warranties of the Seller made in Article VI of this Agreement are not true and correct.

5.01.6 Public Information.

Since January 1, 2008 the Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”, and the SEC Reports, together with the disclosure schedules, being collectively referred to as the “Disclosure Materials”).  As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.01.7 Financial Statements.

The financial statements of the Buyer included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement).  Such financial statements have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto or otherwise permitted by SEC disclosure requirements, and fairly present in all material respects the financial position of the Buyer and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments.

5.01.8 Taxes.

The Buyer (i) has accurately and timely prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Buyer and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of each of the clauses above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to result in a Material Adverse Effect.

5.01.9 Litigation.

Other than those listed in Schedule 5.01.9, there are no claims, actions, suits, proceedings or investigations pending or threatened in writing and received in writing or otherwise before any court or governmental or regulatory or administrative authority, domestic or foreign, or before any arbitrator of any nature to which the Buyer is a party which would have a Material Adverse Effect.

5. 01.10 The Shares.

All consents required to be obtained by the Buyer necessary for the issuance of the Shares to the Seller have been obtained or will be obtained by the Closing Date.

At the Closing, the Shares will have been duly authorized and, when issued in accordance with the terms of this Agreement and the Transaction Documents, will be duly and validly issued, fully paid and non assessable and free and clear of all Encumbrances other than as provided for in the Transaction Documents or imposed by applicable securities laws, and are not subject to rights of first refusal or preemptive or similar rights. The issuance of the Shares in accordance with the terms of this Agreement and the Transaction Documents, assuming the accuracy of the Seller’s representations contained in Section 6.01.35, will be in compliance with all applicable U.S. federal and state securities laws. Upon delivery of the Shares to the Seller on the Closing Date, good and valid title to the Shares will pass to the Seller.  The Shares shall have the benefit of all rights associated with the Buyer’s common stock under the Buyer’s organizational documents and applicable law, including, for the avoidance of doubt, the right to dividends, if any, that are declared or paid by the Buyer in respect thereof after the date of this Agreement.

5.01.11 Investment Company.

The Buyer as a result of the offer and sale of the Shares, will not become, an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940 (the “Investment Company Act”).

5.01.12 No Public Offering in Italy.

No action has been taken or will be taken in any jurisdiction by the Buyer or by any of its affiliates (as defined in Rule 405 under the Securities Act) that would permit or require a public offering of the Shares in the Republic of Italy.

5.01.13 Employment Matters.

No material labor dispute exists or, to the actual Buyer’s knowledge, is imminent with respect to any of the employees of the Buyer which would have or reasonably be expected to result in a Material Adverse Effect.  None of the Buyer’s employees is a member of a union that relates to such employee’s relationship with the Buyer, the Buyer is not a party to a collective bargaining agreement.

5.01.14  Permits.

Except as disclosed in Schedule 5.01.14, the Buyer possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its respective business as currently conducted and as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not and would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Buyer has not received any written notice of action or proceeding relating to the revocation or modification of any such Material Permits.

5.01.15 Internal Accounting Controls.

The Buyer maintains a system of internal accounting controls with respect to its business sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorisations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorisation; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all in compliance with the guidelines set out by the SEC and other relevant authorities in the United States.

5.01.16  No Material Adverse Change.

Except as disclosed in Schedule 5.01.16, since the date of the latest audited financial statements included within the SEC Reports of the Buyer, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.01.17 Brokers.

Except as disclosed in Schedule 5.01.17, the Buyer has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the Transaction and any Transaction Documents contemplated in this Agreement.

5.01.18 Private Placement.

Assuming the accuracy of the Seller’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Buyer to the Seller under this Agreement and the Transaction Documents.

5.01.19 Restrictions on Dividend Payment.

Except as set forth in the Buyer’s SEC Reports and in the agreements listed thereto, the Buyer is not currently prohibited, directly or indirectly, from paying any dividends to its shareholders, or from making any other distribution on its capital stock.

5.01.20 Capitalization.

The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Buyer as of December 28, 2009 is 12,581,787.  The Buyer has not issued any capital stock since the date of its most recently filed SEC Report other than to reflect stock option exercises and vesting of restricted stock.

5.01.21 Compliance with Law.

(a)           The operations of the Buyer are conducted and since January 1, 2008 have been conducted in compliance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Buyer save to the extent that would not have a Material Adverse Effect.

(b)           Since January 1, 2008 up to the date hereof, the Buyer has not received a written notification of any material violation of any such law, regulation, order or requirement except for such violations or defaults listed in Schedule 5.01.21 or as disclosed in the SEC Reports.

5.02 Certain definitions.

For purposes of this Article V only the following terms shall have the following meaning:

“Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

ARTICLE VI
Representations and Warranties of the Seller

6.01 Representations and Warranties of the Seller.

The Seller makes to the Buyer the representations and warranties as listed and specified in this Article VI.

6.01.1 Good standing – Authority.

The Seller is a corporation validly existing and duly incorporated under the laws of Italy; the Seller has all necessary corporate powers to enter into this Agreement and to perform any and all of its obligations under this Agreement, and the person who has executed this Agreement on behalf of the Seller is a duly authorised representative of the same vested with full powers to bind it in relation to any and all of such obligations and each of the other transaction documents to which it is a party.

6.01.2 No Bankruptcy Proceedings.

No liquidator, administrative receiver, administrator or similar officer has been appointed in respect of Seller and/or the Company to the Knowledge of the Seller and no action is currently being taken with a view to appoint any such liquidator, receiver, administrative receiver, administrator or similar officer; the Seller has not agreed to the assignment of its assets (or any part of them) for the benefit of its creditors. There is no action or proceeding now pending or threatened in writing that has been received, to dissolve the Seller and/or the Company or to declare that it or its board of directors or officers has exceeded or violated any of its corporate powers.

6.01.3 No breach – No Third Party Consent.

The execution of this Agreement and the Transaction contemplated by this Agreement will not result in breach or violation of any of the provisions of, or constitute a default under, or conflict with, violate, or cause the acceleration or the revocation, termination, modification of, any obligation or right of the Seller and/or the Company under: (i) the corporate documents of the Seller and/or the Company; (ii) any law or governmental order applicable to the Seller and/or the Company or any of their respective assets, properties or businesses; (iii) any judgment, injunction, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Seller and/or the Company; (iv) any license, permit, certificate, registration, approval, consent or authorisation necessary to the ownership of the Quota or to the conduct of the business of the Seller and/or the Company of this Section and/or (v) save as disclosed in the Material Agreements or as listed in Schedule 6.01.3, any contract, agreement or other arrangement executed by the Seller and/or the Company; to an extent that would have, in the cases under (ii), (iii), (iv) and (v), a Material Adverse Effect.

By way of exception to the above, in case of termination of the Project Disc Regeneration agreements as a consequence of the Transaction, the Seller acknowledges and accepts to keep the Buyer indemnified from any cost, expense, penalty or amount that the Buyer and/or the Company is required to pay or return as a consequence of such termination.

6.01.4 Title to Quota.

The Seller is, and on Closing Date will be, the sole registered and beneficial owner of the Quota, with full legal title to the Quota. On Closing Date, Seller will be entitled to sell or cause the transfer of the full legal ownership of the Quota to Buyer.

The Quota is, and on Closing Date will be, free from any Encumbrances and on the Closing Date there will be no outstanding options, warrants, agreements, conversion rights, pre-emption rights or other rights to subscribe for purchase or otherwise acquire the Quota or part of the Quota, including shareholders’ agreements and/or voting syndicates and/or block syndicates.

Upon consummation of the Transaction in accordance with the terms of this Agreement, the Buyer will hold good and marketable title to all of the Quota purchased from the Seller herein, free and clear of any Encumbrances whatsoever.

6.01.5 Title to dividend.

The Seller has no continuing right to cash a dividend declared or distributed by the Company in relation to the Quota and concerning the current corporate year or prior corporate years.

6.01.6 Subsidiaries.

Other than the participations to consortium listed in a Schedule 6.01.6, the Company does not, and on Closing Date will not, own any participation and/or interest in any company and/or subsidiary.

6.01.7 Corporate capital.

The issued and outstanding corporate capital of the Company is equal to Euro 1,848,915.00 and is represented by the Quota. All such issued and outstanding corporate capital has been duly authorised and is fully paid and owned as indicated in the first WHEREAS.

There is no other authorised or pending corporate capital nor any securities of the Company convertible with or exchangeable for any of its quota nor other securities of the Company or subscriptions, options, warrants or other rights entitling any person to acquire from the Company or the Seller the Quota or part of it or other securities of the Company.

6.01.8 Good Standing.

(a)           The Company  is a corporation validly existing and duly incorporated under the Italian law.

(b)           The Company is not, nor has been since January 1, 2008, engaged in other business or activities other than those recalled in the second WHEREAS.

(c)           The Company has all necessary powers and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the business as it is currently conducted.

Since January 1, 2008, all material corporate actions taken by the Company have been duly authorised and the Company has not taken any action that, in any material respect, conflicts, constitutes a default under or results in any violation of, any provision of its by-laws. The Company is duly licensed and/or qualified to do its business in Italy and no material licenses and/or qualification are needed in any other jurisdictions where the Company conducts its business.

6.01.9 Financial Statements.

The Financial Statements: (i) have been prepared in accordance with the Accounting Principles consistently applied; (ii) are true and correct; (iii) fairly represent the assets, liabilities (“situazione patrimoniale”), financial position and results of the Company as at the date and for the period covered thereby.

6.01.10 Inventory.

On Closing Date, the Company will have quantities of saleable inventory that are reasonable for the ordinary conduct of the business in a manner consistent with the past practice. The inventory comprised of such materials, works in process and finished goods as are necessary for the present conduct of the business of the Company has been purchased in accordance with past practice and the volumes of purchases and orders therefore have not been reduced or increased in anticipation of the transactions contemplated by this Agreement.

6.01.11 Books and records.

Since January 1, 2008, all books and records of the Company have been fully, properly and accurately kept and completed in accordance with any applicable law.

6.01.12 Conduct of business.

Other than those listed in Section 2.03(a), since December 31, 2008, the Company’s business has been carried on in the ordinary course and in a manner consistent with past practice. Particularly, until the date hereof there has not been:

(a)           any (i) material adverse change in the Company’s financial conditions, results of operation, assets, properties, liabilities or business activities and (ii) event or circumstance with respect to the Company’s assets, business and properties that threaten to disrupt, prevent, impair or otherwise materially and adversely affect the conduct and operations of the Company;

(b)           except as reserved for or reflected in the Interim Financial Statements as of September 30, 2009, any direct or indirect redemption or other acquisition by the Company of any share or quota of any company, or any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock;

(c)           any issuance of quota of capital by the Company;

(d)           any grant of any option to purchase, or other right to acquire, a quota of the Company, granted to any person (other than the rights granted under the Agreement);

(e)           any increase in the compensation payable or to become payable by the Company to any of its directors, officers, employees or agents, other than the increases granted in the ordinary course of business (which consist of normal periodic performance reviews and related compensation and benefit increases);

(f)           any new employment, bonus or deferred compensation agreement entered by and amongst the Company and any of their directors, officers, agents or other employees or consultants or any payment of bonuses or commissions of any nature whatsoever by the Company;

(g)           any amendment of the by-laws of the Company;

(h)           the imposition of any Encumbrance with respect to the assets, tangible or intangible, of the Company, other than those arising in the ordinary course of business;

(i)           any commitment of Seller and/or Seller’s Affiliates and/or the Company to buy/sell fixed assets owned by the Company;

(j)           any acquisition or disposition of, or commitment to acquire or dispose of, any property or asset other than those arising in the ordinary course of business or any entry into or commitment to enter into any such contract, agreement or commitment, by the Company, individually in excess of Euro 20,000.00;

(k)           any change in the accounting methods, principles or practices of the Company, other than those agreed in writing with Buyer;

(l)           any merger or corporate reorganization of any kind;

(m)           any transfer or sale of the inventory of the Company other than any sale which is in the ordinary course of business;

(n)           any release of, or compromise with reference to, any accounts receivable of the Company other than those carried out in the ordinary course of business consistent with past practice;

(o)           any amendment or termination of agreements of the Company, or any waiver of any other rights of substantial value to the Company;

(p)           any material indebtedness;

(q)           any assignment of any credit, either pro soluto or pro solvendo;

(r)           any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 6.01.12 or any grant of any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 6.01.12.

6.01.13 Guarantees.

Save as set out in Schedule 6.01.13 or as specifically referred to in the Financial Statements, as of the date hereof, (i) the Company has no outstanding issued guarantees and/or patronage letters in favor of any third party including the Seller and (ii) the Seller or its subsidiaries have not issued or granted any guarantees, performance bonds, patronage letters or any other security with respect to any obligation or liability of the Company.

6.01.14 Litigation.

Other than those listed in Schedule 6.01.14, there are no claims, actions, suits, proceedings or investigations pending or threatened in writing and received or otherwise before any court or governmental or regulatory or administrative authority, domestic or foreign, or before any arbitrator of any nature to which the Company is a party which would have a Material Adverse Effect.

6.01.15 Labour matters.

(a)           Schedule 6.01.15(a) lists by name all Employees of the Company and evidences who holds as of the date hereof any power of attorney to represent the Company before any relevant authority including any pharmaceutical authority.

(b)           As regards to labour matters:

(i)           the Company is in compliance with all applicable laws and collective bargaining agreements governing labour, employment and employment practices, terms and conditions of employment, wages, hours and benefits and health and safety laws and/or any other applicable contractual provisions;

(ii)           the Company is not delinquent in payments to any such Employees for any wages, salaries, commissions, bonuses, benefits or other direct or indirect compensation for any services performed to the date hereof or amount required to be reimbursed to such Employees agents or consultants;

(iii)           up to the date hereof no Employee has performed or currently performs tasks which are not substantially corresponding to those prescribed by the relevant provisions of the collective bargaining agreements and of its individual employment agreement;

(iv)           there is no labour strike actually pending or, at the Knowledge of the Seller and the Company, threatened in writing, against or involving the Company;

(v)           other than as required by the law or by any applicable individual or collective bargaining agreement, there is no Employee bonus, stock option, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension or severance plans to which the Company is party or which are maintained, contributed to or sponsored by the Company for the benefit of the Employees;

(vi)           the Company has: (1) paid with to the competent authorities all compulsory social welfare and social security funds and provided to such authorities any requested document concerning the same (also in relation to their agents); (2) totally paid or, as the case may be, allocated in the Financial Statements the TFR (trattamento di fine rapporto); and (3) withheld and paid to the competent authorities the total contributions and taxes to be withheld from the paid wages and (4) duly calculated and accrued in compliance with any applicable laws or contractual provision the termination indemnity funds (“fondo indennità e preavviso e cessazione dei rapporti di agenzia e di indennità suppletiva di clientele”);

(vii)           no Employee and/or manager is entitled to receive any payment of any nature whatsoever in consequence of the execution of the Agreement and/or of the transactions contemplated by the Agreement;

(c)           The Company is a party to the supply of workmanship agreements listed in Schedule 6.01.15(c) with certain labor agencies according to which certain workers employed by such agencies (hereinafter the “Workers”) are presently working or have in the past 2 years worked at the Company’s premises. None of the Workers have accrued any right to be employed by the Company.

(d)           The collective bargaining agreements applicable by the Company (including any applicable specific company agreements) are set forth in Schedule 6.01.15(d). There are no other material applicable regulations or contractual provisions which go beyond legal requirements.

6.01.16. Intellectual property.

(a)    Schedule 6.01.16(a) contains a list of all (i) Patents owned by the Company (hereinafter the “Company Patents”), registered and material unregistered Marks owned by the Company (hereinafter the “Company Marks”) , and registered Copyrights owned by the Company (hereinafter the “Company Copyrights”) (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (hereinafter the “Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than Euro 2,000.00), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (hereinafter the “Licenses Out”).

(b)     Except as set forth on Schedule 6.1.16(b):

(i)    the Company owns or has a right or license to use the all Intellectual Property Assets used in the Business, as at the date hereof.
With respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and (B) licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than Euro 2,000.00), such Company Intellectual Property is the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Encumbrances;

(ii)   all Company Intellectual Property Assets owned by the Company are currently in compliance with all applicable formal legal requirements necessary to maintain registration, where applicable;

(iii)  no Company Patent owned by the Company  is now involved in any interference, reissue, reexamination or opposition proceeding;

(iv)  to the Knowledge of the Seller,  none of the Company Intellectual Property Assets nor the operation of the Business, infringes the intellectual property rights of any third party;

(v)   to the Knowledge of the Seller,  there is no infringement or violation by any person or entity of any of the Company Intellectual Property Assets;

(vi)  the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used by the Company in the Business (hereinafter the “Company Trade Secrets”);

(vii) as per with art. 64.3 of the Italian Industrial Property Code, the Company has duly exercised its option to purchase or obtain a (exclusive or non-exclusive) license on any Patent resulting from occasional inventions, improvements or discoveries by any former or current employees, contractants and consultors relating to the business of the Company or to any of the products sold by the Company.

(c)     For purposes of this Agreement Section 6.01.16,

(i)     “Business” means the business of the Company as currently conducted by the Company;

(ii)    “Company Intellectual Property Assets” means the Intellectual Property Assets owned by the Company or used in the Business, including the Company Patents, Company Marks, Company Copyrights and Company Trade Secrets;

(iii)  “Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (A) patents, patent applications (collectively, “Patents”);  (B) rights in registered and unregistered trademarks and registrations and applications and rights therein for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all rights in, and derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”).

6.01.17  Insurances.

(a)            The insurance policies entered into by the Company and currently in force are those listed in Schedule 6.01.17.

(b)           All premiums concerning the insurance policies indicated in Schedule 6.01.17 have been paid at the due date.

(c)           To the Knowledge of the Seller no event relating to the Company has occurred which could reasonably be expected to result in upward adjustments in premiums under any new insurance policy arrangement in which the Company shall enter after Closing.

(d)           To the Knowledge of the Seller  no material event has occurred, including, without limitation, the failure by the Company to give any notice or information or giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company to make a claim under any such insurance policies.

6.01.18 Environment.

(a) Environmental Laws.

(i)           The Company is in compliance with all Environmental Laws and Environmental Authorizations;

(ii)          The Company has not used, generated, treated, stored, transported, released, deposited or disposed of Hazardous Materials generated by the Company on any plant, factory, shed, machinery, store, warehouse, office facility or land such as to give rise to a violation of Environmental Laws and/or Environmental Authorizations;

(iii)         There are no Former Sites.

(b) Other.

There are no reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) carried out on behalf of the Company or, to the Knowledge of the Seller, by any competent body or authority within the last 2 years relating to Environmental Matters and Environmental Authorizations directly or indirectly affecting the Company that have evidenced any actual or potential violation of Environmental Laws and Environmental Authorizations.

6.01.19 Permits.

(a)           Except for those referred to in the Commercial Agreements, or in the Existing Product Agreements or as necessary to the occupancy of the leased premises occupied by the Company, neither the Seller nor any Affiliate to the Seller has any claim or right in any permit, license, authorisation, approval, franchise, invention, patent, proprietary right, trademark, or any industrial or commercial property right which the Company is using at present or the use of which is necessary for the proper conduct of the Company’s business, including the manufacturing and distribution of all products of the Company.

(b)           The Company owns all licenses, permits, certificates, registrations, authorisations and approvals, including but not limited to all those related to each specific product manufacturing and distribution (hereinafter collectively the “Permits”) that are necessary to own, operate and carry out its business as it is presently operated and carried out. All Permits are in full force and effect and are sufficient for the ownership and conduct of the business of the Company.

Since January 1, 2008 up to the date hereof, the Company has not received written notification of a violation in respect of any Permit. As of the date hereof, no proceeding to vary, suspend, revoke or limit any Permit is pending or, since January 1, 2008, has been notified in writing to the Company.

(c)           The Company manufactures and sells in the EU, amongst others, Tissue Engineering products, as defined by Regulation (EC) N. 1394/2007, which were legally on the Community market in accordance with national or Community legislation on December 30, 2008. The Company has fulfilled all duties and obligations relevant to the Marketing Authorization of the Tissue Engineering products and has already started the necessary activities to comply with the relevant legislation and to obtain, within the term provided by EU Law (30.12.2012) the relevant marketing authorization.

6.01.20 Compliance with Law.

(a)           The operations of the Company are conducted and since January 1, 2008 have been conducted in compliance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company save to the extent that would not have a Material Adverse Effect.

(b)           Since January 1, 2008 up to the date hereof, the Company has not received a written notification of any material violation of any such law, regulation, order or requirement.

6.01.21 Regulatory matters.

(a)           There are no actions, proceedings or complaints by or submitted and/or lodged before any competent authorities, including but not limited to national and/or EEA (European Economic Area) competent authority or bodies, which would prohibit, impede or merely hinder the production or sale of any product currently manufactured or sold by the Company into any market now pending or threatened in writing or, to the Knowledge of the Seller, threatened in writing. No agreement, practice or arrangement carried on by the Company or to which the Company is a party with respect to its business breaches any competition, anti-restrictive trade practice, antitrust or consumer protection in any relevant jurisdiction.

There are no actions, proceedings or complaints by the competent authorities which may suspend or interrupt the manufacture or cause the recall of the Products or that concern the production plant of the Company.

(b)           No stay of legal action or proceedings before the EC Commission and/or any other relevant authority or concerning matters related to EC and/or any other relevant authority regulations is pending against the Company and there is no threat in writing received by the Company of any such action or proceeding against the Company.

6.01.22 Bank account and powers of attorney.

Schedule 6.01.22 contains a list showing: (i) the name of each bank with which the Company has an account or safe deposit box; and (ii) the names of any person holding powers of attorney from the Company in relation to such bank accounts.

6.01.23 Contracts.

(a)           Other than those listed in Schedule 6.01.23, the Company is not a party to any written or oral:

(i)           agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party whose supplies, products or services involve in any one case Euro 20,000 or more;

(ii)          agreement, contract or commitment exceeding Euro 20,000 in value;

(iii)         agreement, contract or commitment which cannot be terminated with less than 30 days prior notice and which has a consideration greater than Euro 20,000;

(iv)         distribution, dealer, representative or sales agency agreement, contract, renewal or commitment which would involve a commitment in excess of Euro 20,000;

(v)          lease under which the Company is either lessor or lessee which would involve a commitment in excess of Euro 20,000;

(vi)         note, debenture, bond, equipment trust agreement, hedging agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

(vii)        agreement, contract or commitment for any charitable or political contribution;

(viii)       commitment or agreement for any capital expenditure or leasehold improvement in excess of Euro 20,000;

(ix)         agreement, contract or commitment limiting or restraining the Company or any successor thereto from engaging or competing in any manner in the Business;

(x)          agreement, contract or commitment relating to research and development which would involve a commitment in excess of Euro 20,000;

(xi)         agreement, contract or commitment not made in the ordinary course of business; and/or

(xii)        distribution, dealer, representative or sales agency agreement, contract, renewal or commitment entered or received on or after July 9, 2009;

 together, referred to as “Material Agreements”.

(b)           The Company is in compliance of all Material Agreements except for immaterial breaches which do not give rise to the right to terminate any relevant Material Agreement by the other party and, to the Knowledge of the Seller, no other party to any of the Material Agreement is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein except for immaterial breaches which do not give rise to the right to terminate any relevant Material Agreement.

6.01.24 Title to property and assets.

Save to the extent in the ordinary course of business and that in any event are not material in aggregate, the Company has good title to and legal and beneficial ownership of all of its properties which are all free and clear of Encumbrances.

6.01.25 Real property leases.

As of the Closing Date, (i) the Company is not a party to any real property lease agreement other than the lease agreement included in the Commercial Agreements and (ii) save as provided for in the Estimated Closing Balance Sheet, all rents as well as any other payment due to previous agreements with the Seller in respect of the lease of its premises have been paid.

6.01.26 Condition of assets.

(a)           All the Company’s principal operating assets which are necessary to operate the business as currently operated are in good operating condition and repair, subject to normal wear and maintenance and usable in the regular and ordinary course of business.

(b)           Save for title retention provisions or Encumbrances arising in the ordinary course of business, no person other than the Company owns any equipment or other tangible assets or properties situated on the premises of the Company which is necessary for the operation of the Business of the Company.

6.01.27 Customers - Suppliers.

Schedule 6.01.27 contains a list showing the top twenty costumers for revenues in the year 2009. Since January 1, 2009, no current customer accounting for more than 10% of all sales of any particular product of, or supplier accounting for more than 10% of supplies of any particular material or component to the Company has notified in writing to the Company an intention to terminate or materially adversely modify its business relationship with the Company.

6.01.28 Product liability and recall.

(a)           All products currently manufactured and/or sold by the Company since January 1, 2007 complied in all material respects with any applicable Italian laws, rules and regulations and their technical specifications.

(b)           Since January 1, 2004 none of the products manufactured and/or sold by the Company has caused any product liability claim and required any recall activity and, to the Knowledge of the Seller, there are no facts or circumstances that may give rise or are likely to cause any such product liability claims or recall activity.

6.01.29 Taxes.

With respect to Taxes:

(a)           all tax returns, reports or other filings that are required to be filed by the Company on or before the date hereof with any tax or social authorities in the Republic of Italy and/or any relevant country, have been timely filed. Such tax returns, reports or other filings, adequately reflect the tax and social liabilities of the Company, at the time of the filing, for the relevant period covered thereby in all material respects;

(b)           all Taxes of the Company: (I) that are payable on or before the date hereof; or (II) that are attributable to any relevant period up to the date hereof, but are not yet due and payable as of the date hereof, in each case have been timely and duly paid or appropriate provisions have been made therefore in the Financial Statements or the Interim Financial Statements or otherwise in the books and records of the Company; an

(c)           since January 1, 2003 no claim for assessment or collection of Taxes has been asserted against the Company and, there are no such claims threatened in writing against the Company.

6.01.30 Loan to or by the Seller.

Save as set out in the Estimated Closing Balance Sheet, there is no outstanding indebtedness or other financial liability owed by the Company towards Seller or any Seller’s Affiliate or to any director or executive of the Company or any person connected with a director or executive of the Company, nor is there any indebtedness owed by any such companies towards the Company.

6.01.31 Intercompany transactions.

(a)           All transactions currently outstanding between Seller and the Company and between the Company and any Seller’s Affiliate and between Seller and its subsidiaries with any director or executive (dirigente) of the Company or between any of the companies above referred with their directors, executives (dirigenti) have been approved, if necessary, under all applicable laws and were and are on full arm’s length terms and were not conducted outside of the ordinary course of business.

(b)           There are no circumstances as of Closing Date which could cause any tax authority to make any adjustment for tax purposes to the terms on which any such transaction is treated as taking place and no such adjustment has been made or attempted in fact.

6.01.32 Certain business practices and regulations – Potential conflicts of interest.

In carrying out the business since January 1, 2007, none of the Company or any director, or Employee of the Company has: (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to government officials or to political parties or campaigns from corporate funds of the Company.

6.01.33  No Restrictions on Business Activities.

Except as otherwise disclosed in any Schedule attached hereto, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person.  Other than those listed in any Schedule hereto, the Company has not (a) entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (b) granted any person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

6.01.34 No brokers.

Neither the Company nor the Seller has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the Transaction and any Transaction Documents contemplated in this Agreement.

6.01.35 Investment Representations.

(a)           Accredited Investor.  Seller is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D promulgated under the Securities Act. Seller is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Seller has not been organized for the purpose of acquiring the Shares. Seller understands that the Shares will be characterized as “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act to the extent they are being acquired from Buyer in a transaction not involving a public offering, and that under the Securities Act and applicable regulations such securities may be resold without registration only in certain limited circumstances. Seller understands and agrees that the certificate issued to it representing the Shares shall bear the restrictive legends set out on Schedule 6.01.35.

(b)           Adequate Information.  Seller: (a) is a sophisticated purchaser with respect to the Shares; (b) has had an opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Buyer’s management; (c) has had an opportunity to review Buyer’s facilities; (d) has reviewed Buyer’s public filings submitted to the Securities and Exchange Commission; (e) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares, Buyer and this Agreement; and (f) save as set out in Article V has not relied upon Buyer for any investigation into, assessment of, or evaluation with respect to the Shares, Buyer or this Agreement. Seller acknowledges that Buyer may have possession of confidential or material, non-public information concerning the Shares (collectively, the “Excluded Information”), which, if publicly disclosed, could affect the trading price of the Shares, including information that may be indicative that the value of the Shares is substantially different than the consideration Seller is paying for the Shares in the Transaction contemplated by this Agreement. Notwithstanding any possession of Excluded Information by Buyer and the absence of disclosure thereof to Seller, Seller desires to acquire the Shares pursuant to the transactions contemplated by this Agreement for its own business purposes.  For the avoidance of doubt, nothing in this Paragraph (b) shall alter the representations and warranties of the Buyer set forth in Article V.

(c)           Foreign Investor.  The Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with its purchase of the Shares, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  Seller’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Seller’s jurisdictions.

ARTICLE VII
Survival of Representations and Warranties

7.01 Survival of Representations and Warranties of the Seller.

(a)           All the representations and warranties of the Seller as set forth in Article VI shall survive the Closing Date and shall be effective and enforceable until the following expiration dates:

(i)           18 months after the Closing Date, for all matters other than those indicated in Paragraph (a)(ii) below;

(ii)           the expiration of the respective statutes of limitation periods with respect to any liability arising from a breach of the representation and warranties under Section 6.01.04 (Title to Quota), Section 6.01.15 (Labour), Section 6.01.18 (Environment) and Section 6.01.29 (Tax).

(b)           In the event that a Notice of Claim concerning any of the matters above is notified by Buyer to the Seller according to Article VIII below within the terms above, the right to be indemnified claimed by such Notice of Claim shall survive until such time as the relevant claim is finally resolved.

7.02 Survival of Representations and Warranties of the Buyer.

All the representations and warranties of Buyer as set forth in this Agreement shall survive the Closing Date and be effective until the following expiration dates:

(i)           18 months after the Closing Date, for all matters other than those indicated in Paragraph (ii) below;

(ii)           the expiration of the respective statutes of limitation periods with respect to any liability arising from a breach of the representation and warranties under Section 5.01.08 (Taxes), Section 5.01.10 (Shares), Section 5.01.13 (Labour).

ARTICLE VIII
Indemnification

8.01 Seller’s Indemnification.

(a)           Subject to Article VII above, during the period specified in Section 7.01 above and subject to the terms, conditions, exceptions and limitations set forth below, the Seller hereby agrees to indemnify Buyer for and against any loss and/or damage incurred or suffered by Buyer and/or the Company, resulting or deriving from:

(i)           any breach or failure to perform any and/or all covenants of the Seller contained in this Agreement;

(ii)           any error, inaccuracy, or breach of any and/or all representations and warranties given by the Seller pursuant to Article VI of this Agreement;

(iii)           any and all actions, suits, proceedings, claims, assessments, judgments, costs and expenses (including reasonable attorney’s fees and disbursements) incident to any of the foregoing Paragraphs (a)(i) and (a)(ii) of this Section 8.01; and

(iv)           all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Buyer in enforcing their rights of indemnification in respect of a claim under this Agreement.

8.02 Seller’s Indemnification – Limitation.

(a)           The Parties hereto expressly agree that:

(i)           the aggregate obligation of indemnification of the Seller for breaches of Representations and Warranties under Article VI of this Agreement shall not exceed an amount equal to Euro 7,000,000 (seven million) it being understood that such limitation does not apply to any breach of Section 6.01.04 (Title to Quota), Section 6.01.15 (Labour), Section 6.01.18 (Environment) and Section 6.01.29 (Tax).

(ii)           the obligation of the Seller under this Article VIII to indemnify Buyer for breaches of Representations and Warranties under Article VI of shall not have effect until the aggregate amount claimed by Buyer, together with any amount already claimed by Buyer, exceeds Euro 200,000 (two hundred thousand), it being understood that once the losses exceed such amount the Buyer is entitled to recover the entire loss Euro for Euro it being understood that such limitation does not apply to any breach of Section 6.01.04 (Title to Quota), Section 6.01.18 (Environment) and Section 6.01.29 (Tax);

(iii)           no individual claim shall be counted for the purposes of making a claim unless it exceeds Euro 7,500 it being understood that individual claims of the same nature and that arises from the same set of facts shall be deemed as a single claim for purposes of this Section 8.02(a)(iii).

(iv)           if any payment is made by the Seller to the Buyer in respect of any claim for any breach of this Agreement or pursuant to this Article VIII, the payment, to the fullest extent possible, shall be treated as an adjustment to the consideration paid by the Buyer for the Quota and the consideration shall be deemed to have been reduced by the amount of such payment;

(v)           the Buyer on or after Closing shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any event that breaches more than one Representation and Warranty or to the extent taken into account in the Working Capital Adjustment under Article 4.03 of this Agreement;

(vi)           the Seller shall not be liable to the Buyer under this Agreement to the extent the Company has actually been reimbursed under any policy of insurance in force (net of any increase in insurance premium);

(b)           No claim shall be brought against the Seller under this Agreement:

(i)           in respect of any matter to the extent that it occurs as a result of, or is attributable to a change in, the accounting policies or practices of the Buyer or the Company introduced or having effect after Closing unless such change is necessary to implement a correction to address a breach of any Representation and Warranty under Article VI of this Agreement;

(ii)           in respect of any matter to the extent that such claim arises, or the amount thereof is increased as a result of any legislation, decision, regulation or administrative practice not in force as at the date hereof or any change in any such legislation, decision, regulation or administrative practice not in force as at the date hereof.

(c)           Buyer hereby acknowledges and agrees that, from and after Closing, its sole remedy with respect to any and all claims and losses for any matter that would be a breach of Article VI of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. Apart from any interim measure (misura cautelare), Buyer hereby waives, from and after Closing, to the fullest extent permitted by law, any and all other rights, it may have against Seller relating to any matter that would be a breach of Article VI of this Agreement.

(d)           Notwithstanding anything to the contrary, if the Seller has paid an amount in discharge of any claim under this Agreement and the Buyer or Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from any person a sum which indemnifies or compensates the Buyer or the Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Buyer shall procure that the Company shall pay to the Seller as soon as practicable after receipt an amount equal to the lesser of (i) the sum recovered from the person less any costs and expenses incurred in obtaining recovery, less any Taxation attributable to the recovery after taking into account any relief available in respect of any matter giving rise to the claim, or (ii) the amount previously paid by the Seller or the Buyer less any Taxation attributable to it.

(e)           For purposes of determining indemnification, in any Representation and Warranty modified by “Material Adverse Effect”, “materiality” or words of similar effect  such language shall have no effects whatsoever, such that the only limitations to the indemnifications are those expressly listed in this Section 8.02.

(f)           The limitations under this Section shall not apply in cases of fraud or willful misconduct by the Seller.

8.03 Buyer’s Indemnification.

(a)           Subject to Article VII above, during the period specified in Section 7.02 above and subject to the terms, conditions, exceptions and limitations within the limits set forth in this Section 8.03, Buyer shall indemnify  for and against any loss and/or damage incurred or suffered by the Seller resulting or deriving from any error, inaccuracy or breach of, or failure to perform, any and all covenants, representations and warranties given by Buyer contained in this Agreement, including any and all actions, suits, proceedings, claims, assessments, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) incident to any of the foregoing and all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Seller in enforcing its rights of indemnification in respect of any claim under this Agreement.

(b)           The Parties acknowledge that all limitations to indemnity under Section 8.02 shall apply in all applicable respects to the Buyer’s indemnification.

8.04 Indemnification Procedure.

(a)           Provided that written notice of a claim has been given prior to the expiration of the applicable period of time set forth in Article VII above with respect to indemnification obligations by any Indemnified Party (as hereinafter defined) to any Indemnifying Party (as hereinafter defined), then the applicable indemnification obligations shall survive as to such claims, until the claim has been finally resolved.

(b)           Whenever any claim or any fact arises for which any Party may seek indemnification under Article VIII hereof, the Party seeking indemnification (hereinafter the “Indemnified Party”) shall notify the Party from whom indemnification is sought (hereinafter the “Indemnifying Party”) in writing, as soon as reasonably practicable after such Indemnified Party has actual and full knowledge of such claim or of the facts constituting the basis for such claim (hereinafter the “Notice of Claim”). The Notice of Claim shall specify all facts known to such Indemnified Party giving rise to such indemnification claim, the amount or an estimate of the amount of the liability arising therefrom, and the basis of the Indemnified Party’s request for indemnification under this Agreement, and shall have attached copy of any papers served with respect to such claim.

(c)           The Parties hereby agree that the Buyer shall be entitled to request for indemnification under this Article VIII in respect to any indemnifiable loss on behalf of itself or the Company, in relation to any Seller’s breach of representations, warranties or covenants under this Agreement.

(d)           If the facts giving rise to any indemnification claim under this Article VIII shall involve any actual claim or demand by any third party against the Indemnified Party, without prejudice to the right of the Indemnified Party to participate to the defence at its expense through counsel of its own choice, the Indemnifying Party shall be entitled to contest or defend such claim at its expense and through counsel of its own choice if it gives written notice of its intention to do so. In the event that the Indemnifying Party does not so elect to contest or defend any such claim the Indemnified Party may assume such defence. In the event that the Indemnifying Party so elects to contest or defend any such claim, the Indemnified Party shall co-operate fully with the Indemnifying Party in connection with such contest or defence and shall not interfere in any way with the defence or handling of the matter by the Indemnifying Party, provided that the Indemnified Party shall have the opportunity to consult with the Indemnifying Party at such times as it may reasonably request.

(e)           An Indemnified Party shall take all steps required by the ordinary diligence as referred to under Artcle 1227 paragraph 2 of the Italian Civil Code to mitigate all indemnifiable losses upon and after becoming aware of any event that could reasonably be expected to give rise to any losses that are indemnifiable hereunder.

8.05 Escrow Shares.

The Buyer shall be entitled to recover any amount due to the same under this Article VIII also by enforcing the Escrow Agreement.

8.06 Other Remedies

Subject to any mandatory provisions of Italian law, no breach or inaccuracy of any representation, warranty or obligation of any Parties set forth herein shall give rise to any right on the other Party to rescind or terminate this Agreement.

ARTICLE IX
Miscellaneous

9.01 Lock Up.

Save in respect of granting the Escrow Shares pursuant to Section 3.02(c), the Seller hereby agrees that it will not for the period from the Closing Date through the first anniversary of the Closing Date, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash, or otherwise. Notwithstanding this Section 9.01, in the event there is a tender offer to acquire all of Buyer’s securities and such tender offer is recommended by the board of directors of the Buyer, the Seller shall be permitted to tender its Shares with the proceeds in respect of any Shares that are then subject to the Escrow Agreement to be placed under the Escrow Agreement.

9.02 Anika’s Board of Directors

(a)           Following the Closing Date, Seller may request that Buyer appoint a Board Designee (as defined below) to Buyer’s Board of Directors.  If Seller so requests, Buyer and Seller shall work together in good faith to identify and select a mutually acceptable candidate to serve on the Buyer’s Board of Directors, it being understood that if Seller proposes a candidate that is a qualified independent director, Buyer will not unreasonably withhold its agreement to such candidate.  Such candidate shall not be an Affiliate of Seller or any of Seller’s Affiliates, and shall be an independent third party and must generally be qualified and vetted by the Buyer’s Board of Directors under it existing policies and procedures.  A candidate identified and selected as provided above shall be referred to as a “Board Designee”.Once identified and selected, the Board Designee shall be appointed to Buyer’s Board of Directors (whether by replacement of an existing director or by expansion of the Board). From the point in time a mutually acceptable candidate is identified, the qualification and vetting process will take no longer than 90 days.  Once appointed to the Board, the Board Designee will be treated the same as any of the Buyer’s independent, non-executive, non-employee Directors (an “Independent Director”), for all purposes, including without limitation, provision of materials, compensation and expense reimbursement.

(b)           Upon, joining the Board of Directors, the Board Designee shall be subject to the Buyer’s insider trading policy and statement and all other policies applicable to members of the Buyer’s Board of Directors.  The Buyer shall, subject to the same process as for all of its Independent Directors, nominate the Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Buyer’s Board of Directors that is included in the proxy statement of the Buyer relating to the election of directors, and shall provide the same level of support for the Board Designee as it provides to any other person standing for election as a director of the Buyer as part of such slate proposed by the Buyer’s Board of Directors.

(c)           The right to a Board Designee as set forth in this Section 9.02 shall terminate automatically at such time as the Seller ceases to hold, directly or indirectly, at least 1,400,000 Shares (as adjusted for stock splits, stock dividends, recapitalizations or the like).  In the event that a vacancy is created on the Buyer’s Board of Directors at any time by the resignation, death or disability of the Board Designee, so long as the Seller holds, directly or indirectly, at least 1,400,000 Shares (as adjusted for stock splits, stock dividends, recapitalizations or the like), another Board Designee may be selected as provided above to fill the vacancy created thereby, and the Buyer agrees to take at any time and from time to time, all actions necessary to accomplish the same.  In addition, the Buyer reserves the right to request the resignation of the Board Designee at such time as the Seller ceases to hold, directly or indirectly, less than 1,400,000 Shares (as adjusted for stock split, stock dividends, recapitalizations or the like).

9.03 US GAAP Account.

The Seller acknowledges that the Buyer will be required by applicable SEC regulations to report on a balance sheet of the Company as at the Closing Dateunder US GAAP. To this end the Seller agrees to use all reasonable endeavors  to cooperate with, and provide back-up documentation to the Buyer and the, auditors to be appointed by the Buyer for the purposes of re-stating the financial statements of the Company as at the Closing Date under US GAAP, at Buyer’s costs.

9.04 GAAP Accounts and SEC Requirements.

The Seller acknowledges that the Buyer will be required by applicable SEC regulations to report certain financial information of the Company after the Closing Date under US GAAP.  For the purpose of allowing the Buyer to comply with such applicable SEC regulations, the Seller shall provide by no later than January 31, 2010, the following:

(i)           audited financial statements of the Company as of December 31, 2008 and December 31, 2007, performed in accordance with U.S. Generally Accepted Auditing Standards, including the related balance sheets, statements of operations, cash flows and stockholders’ equity (deficit) for each of the years then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report;

(ii)           unaudited financial statements of the Company as of September 30, 2009 and September 30, 2008 prepared in similar format and detail as in (i) above;

(iii)           such financial statements in (i) and (ii) above to be prepared in accordance with Italian GAAP and to include a footnote reconciliation of Italian GAAP net loss and quota holders’ equity to U.S. GAAP.  Buyer agrees to assist Seller and it’s auditors in this process; and

(iv)           all back-up documentation to the Buyer, its auditors and advisors.

All costs of producing the above materials under Italian GAAP shall be borne by Seller. All costs of re-statement under US GAAP shall be borne by Buyer.

9.05 Release of the Guarantees.

(a)           The Buyer shall decide in its own discretion, and shall communicate to the Seller such decision within 60 days of the day hereof whether or not to continue with the project and related financing to which the Assumed Obbligations (as defined below) are related.

If the Buyer decides to continue the project, the Buyer shall use all reasonable endeavors (including providing covenants of its own) to procure the release of Seller from all guarantees listed in Exhibit 9.05 (the “Assumed Obligations”) and shall indemnify and keep indemnified the Seller and all its Affiliates from all claims, liabilities, costs and expenses or by reason of any failure or breach by Buyer from and after the Closing Date that may trigger any third party rights under the Assumed Obligations without prejudice to any indemnification right that the Buyer may have against the Seller under this Agreement. The Buyer shall indemnify the Seller from all claims against the Seller arising from any action taken by the Buyer up to the date in which the relevant decision is communicated to the Seller.

(b)           The Seller represents and warrants that as of the Closing Date the Seller is not in breach of any agreement that may trigger any payment under the Assumed Obligations. Any indemnification obligations of the Seller under this Section 9.05 shall be subject to the limitations under Article VIII.

9.06 Seller’s Receivables

(a)           During the term of the Receivables Management Agreement all amounts recovered by the Company in respect of the Company’s Receivables shall be managed by the Seller pursuant to the Receivables Management Agreement and shall be used by the Company to pay the Seller’s Receivables as provided in the Receivables Management Agreement. At the end of the two year term of the Receivables Management Agreement, all outstanding Seller’s Receivables are hereby forgiven by the Seller.

(b)           The Seller undertakes, with respect to any Company’s receivables that is transferred to the Seller before Closing, not to commence any legal action to collect such receivables unless the intention to commence such action is previously communicated in writing to the Buyer.

9.07 Non competition.

(a)           The Seller, for itself and for its Affiliates hereby undertakes, for a period of 5 years after the Closing Date and within the Territory (as hereinafter defined):

(i)           not to, either on its own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested, directly or indirectly, in the manufacture, sale, development or servicing of products competing with the products currently manufactured and/or sold and/or developed by the Company and/or with future products within the current Company’s areas of focus that  the Company will be completing, manufacturing or selling within the five years following the Closing Date;

(ii)           without prior written consent of Anika, not to, either on its own account or in conjunction with or on behalf of any third party, hire, solicit or endeavour to entice away from the Company any person who at the Closing Date is an officer, manager, employee, consultant or servant of the Company, whether or not such person would commit a breach of contract by reason of leaving service or office.

(b)           The Seller and Buyer hereby represent to each other and acknowledge that the provisions contained in Paragraph (a) above of this Section 9.07 are necessary for the protection of Buyer’s interests. The compensation for all the obligations contained in this Section 9.07 has been taken into account in determining the Purchase Price.

(c)           For the purposes of Section 9.07(a) “Territory” shall mean all the countries in the world.

(d)           By way of exception to the undertakings of the Seller in Section 9.07(a), the Buyer acknowledges and accepts the existence and validity going forward of each of the Existing Product Agreements to be amended on the Closing Date and the Marketing Services Agreement, the Tolling Agreement and the Patent Licence Agreement.

(e)           The Buyer covenants at the Company’s election that the Company will (i) maintain CE product registrations for Wet products, Hyalogin – Hyalofemme products and Gen Aid products, each as provided in the relevant Existing Product Agreement or, (ii) make available to the Seller all relevant documentation to allow the Seller to obtain its own CE product registration for such Wet products, Hyalogin – Hyalofemme products and Gen Aid products.

9.08 Further Assurances.

From time to time, as and when requested by any Party and subject to the limitations set forth herein, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the Transaction contemplated in this Agreement.

9.09 Use of Names.

The Buyer covenants to procure that the Company shall change its name to a name not including the words “Fidia Advanced Biopolymers™” within a period of 12 months after Closing, or such longer term that may be reasonably required also, without limitation, by any needed authorization procedure to be taken before any competent authority, and shall procure that all references to such name and to the trademark FAB™, to the extent allowed by any relevant laws, regulation and competent authority, are removed from all letterhead, signage, products publicity materials, commercial documents and materials owned or used by the Company within a period of 12 months after the Closing Date or such longer term that may be reasonably required also, without limitation, by any needed authorization procedure to be taken before any competent authority.

9.10  Records Retention.

(a)           The Buyer agrees, from and after the Closing, to retain all records relating to the Company and the development and manufacture of products thereby prior to the Closing Date, for as long as such records may be called upon for production by regulators or authorities or in court proceedings under applicable law. So long as such records are required to be retained by the Company or the Seller, the Seller shall have the right, upon reasonable prior notice during normal business hours, to inspect and obtained copies of any such records to comply to any request from regulators or authorities or courts decisions or requests and in respect of any matter related to this Agreement and the Transactions contemplated herein provided however that the Seller shall not be permitted to have access to financial and other business related information of the Company or the Buyer regarding the period after the Closing.

(b)           The Parties agree that (A) the Seller may retain for as long as may be required under law after the Closing Date a copy of (1) all financial records of the Company, (2) any other books and records to the extent necessary for tax, accounting, litigation or other valid business purposes (B) any attorney work product, attorney-client communications and other items protected by privilege and any documents that were received from third parties in connection with the Transactions or that were prepared by the Seller or its Affiliates or the Company in connection therewith shall be excluded; and (C) both the Seller and the Buyer have a requirement to maintain records which are deemed to be active at the Closing Date. Consequently, the Seller may, upon request by regulators or authorities or in courts, obtain copies primarily in the format of digital images of these records and leave the Company with the original records. The Buyer will grant the Seller the right to process records which are deemed to be active just before and on the Closing Date as well as the operating space for processing records and adequate space for storing boxes, provided however this will cause no disruption to the Company.

9.11 Waiver of Action

The Buyer and the Seller waive (in the absence of fraud or willful misconduct) any right to bring a claim against any employee, director, advisor or officer of the Seller or the Buyer and any of their respective Affiliates  that may arise from any of the representations and warranties under Article V and Article VI or any other representation and warranties made in connection with the Transaction.

9.12  Employee Stability.

(a)           The Buyer warrants that for a period of 1 (one) year (the "Stability Period") starting from the Closing Date:

(i)           the economic and general treatment of each Employee ("trattamento economico e normativo") in any way paid, as well as the relevant "inquadramento", included any rights, benefits, welfare programs, exit bonuses, any super minimo and pension funds schemes, shall be guaranteed by the Company in the same way as it is provided for by regulations and all applicable individual and collective bargaining agreements in force in the Company on the Closing Date;

(ii)           any dismissal of Employees by the Company shall be solely for just cause (giusta causa) or justified objective or subjective reasons (giustificato motivo oggettivo o soggettivo) or collective dismissal (licenziamento collettivo); and in any case in accordance with all applicable regulations under Italian law and collective or individual bargaining  agreements.
The Parties acknowledge that the previous Paragraph of this Section 9.12 shall in no event be interpreted as posing any limitation to the ability of the Buyer and/or the Company to carry out any individual or collective dismissal.

(b)           The Buyer shall indemnify and keep indemnified the Seller against any direct loss suffered by it as a result of any breach of the obligations of the Buyer under this Section provided that:

(i)           such indemnification shall be due only if any Employees involved obtain from a competent court a final judgment confirming the occurance of such breach; and

(ii)           the indemnification obligations of the Buyer shall be subject to the limitations under Article VIII.

9.13 Administrative Requirements.

(a)           Subject to the Seller meeting all costs and expenses incurred by the Buyer or the Company in connection therewith, the Buyer shall provide (and shall procure that the Company shall provide) the Seller with all such information and assistance as the Seller may reasonably require for the purposes of enabling the Seller to comply with any legal or regulatory requirements (and in particular, without limitation, for the purposes of preparing accounts or tax computations, or dealing with tax issues) and in particular, without limitation, the Buyer shall procure that the Buyer and the Company shall deliver to the Seller, in a timely manner, such data in connection with the fiscal year 2009 as the Seller may reasonably require.

(b)           The Seller acknowledges that the confidentiality obligations arising under Section 9.16 shall also cover all the information disclosed to Seller under this Section 9.13.

9.14  Integration Services.

For one (1) year following the Closing Date, the Seller covenants to nominate a team leader and to cause such team leader to  assist the Buyer in the transition and integration of the Company from the Seller to the Buyer and agrees that all salary, wages, expenses and any benefits under any Seller benefit plans to which such employee is entitled shall be paid at Seller's sole expense.

Nothing contained in this Agreement shall create any third party beneficiary rights in such employee, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such employee by the Seller or with respect to any entitlement of such employee to employment or continued employment with the Buyer or any Affiliate for any specified period after the Closing Date.  In addition, nothing in this Section 9.14 shall be construed as creating any employment agreement or right to future employment.

9.15 Insurances.

The Seller represents that the insurance policies referred to in Exhibit 9.15 shall remain in full force and effect after the Closing Date according to their expiration term as indicated therein.

9.16 Confidentiality - public announcement.

(a)           No announcement or disclosure to any entity other than the Parties concerning the sale of the Quota (or any ancillary matter) and this Agreement shall be made by either Party without the prior written approval of the other (such approval not to be unreasonably withheld or delayed). This Paragraph (a) does not apply in the circumstances described in Paragraph (b) below.

(b)           Either Party may, after consultation with the other Party, make an announcement concerning the purchase and sale of the Quota and this Agreement if (but to no greater extent than):

(i)           required by law; and

(ii)          necessary or advisable pursuant to any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law or in connection with Buyer’s status as a public company;

in which cases the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree on the contents of such announcement with the other Party before making such announcement. Notwithstanding Paragraphs (a) and (b) above, the Buyer shall make such press release announcements or filings in connection with the Closing of the Transaction contemplated in this Agreement, which press release or filing shall include such disclosure as the Buyer’s counsel deems necessary or advisable in order to satisfy the Buyer’s securities law disclosure obligations.

(c)           Each Party shall treat as Confidential Information all information received or obtained as a result of or in connection with the diligence, negotiations, signing and execution of this Agreement (including, without limitation, the execution of Section 9.10 below) which relates, among the others, to:

(i)           the content of this Agreement;

(ii)          the negotiations relating to this Agreement; and/or

(iii)         the other Party.

Each Party shall not use such Confidential Information for any purpose other than those permitted by, or needed for the execution of, this Agreement.  For purposes of this Agreement, “Confidential Information” includes, without limitation, all information, notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to a Party or such Party’s Representatives (as defined below) or prepared by a Party or such Party’s Representatives to the extent such materials reflect or are based upon, in whole or in part, the Confidential Information.  For purposes of this Agreement the term “Representatives” shall include each Party and its Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives and shall also include any of such Party’s sources of senior and/or subordinated debt financing.

(d)           Notwithstanding the other provisions of this Section 9.16, either Party may disclose Confidential Information:

(i)           to its employees, its Affiliates and any employees of its Affiliates who need to know such information if such persons are bound by confidentiality restrictions under the responsibility of the disclosing Party;

(ii)          to its professional advisors, auditors assisting in respect of the Transaction, if such professional advisors and auditors have agreed to appropriate confidentiality obligations under the responsibility of the disclosing Party;

(iii)         if and to the extent the information has already become public information through no fault or breach of any confidentiality obligation of that Party; and

(iv)         if and to the extent the other Party has given prior written consent to the disclosure.

(e)           In addition to any other confidentiality obligation pursuant to this Section 9.16, the Seller undertakes not to disclose to any third party any information, including Confidential Information, it may have on the Company and its business and not to use any such information for any purpose other than those permitted by, or needed for the execution of, this Agreement.  Seller hereby acknowledge that Seller, its Affiliates and its Representatives are aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and you hereby acknowledge that Seller, its Affiliates and its Representatives are aware of the sanctions attaching to misuse or improper disclosure of any such material, non-public information relating to the Company.

(f)           The confidentiality provisions of this Section 9.16 shall replace those of any other confidentiality agreement effective between the Parties up to the Closing Date.

(g)           The restrictions contained in Section 9.16(a) and Section 9.16(b) shall expire on the second anniversary of the Closing Date and the restriction with respect to the reminder of the  Confidential Information in this Section 9.16 shall expire on the fourth anniversary of the Closing Date; provided, however, that nothing in this Section 9.16 shall be deemed to prohibit the Buyer or the Company from making any disclosure to the extent which its respective counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law or in order to fulfill any covenant or obligation pursuant to this Agreement.

9.17 Changes in Writing.

This Agreement:

(a)           supersedes all prior agreements relating to the same matter including without limitation any previous letter of letter of intent;

(b)           may only be waived, changed, modified or discharged by an agreement in writing signed by all the Parties hereto, which shall also apply to this Section 9.17(b); and

(c)           contains, jointly with the Transaction Documents, the entire understanding between the Parties with respect to the subject matter thereof.

9.18 Successors. Assignment Prohibited.

The rights and obligations provided for in this Agreement may not be assigned, delegated or transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that this Agreement may be assigned or transferred in full to an affiliate or to a successor in ownership of all or substantially all of the business or assets of the assigning Party (whether by merger, consolidation, sale or otherwise) without the prior consent of the other party; provided that such assigning party provides written notice to the other party of such assignment and the assignee of this Agreement agrees in writing to be bound as such party hereunder and, in the case of assignment to an Affiliate, the Assigning Party remains jointly liable with such Affiliate and the agreement is automatically re-assigned if the Affiliate ceases to be an Affiliate of the Assigning Party, and provided further that this Agreement must be assigned to a successor in ownership of all or substantially all of the business or assets of the assigning party.  Notwithstanding anything to the contrary in this Agreement, any assignment, delegation or transfer, or any such assignment or transfer, in violation of this Section 9.18 shall be void.  This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of each of the parties.

9.19 Notices.

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter, upon receipt of same, and (ii) in the case of notice sent by telefax, upon acknowledgement of successful and complete transmission by the fax machine of the sending Party, addressed, in each case, at the addresses indicated in the preamble or to such other address as each Party may hereafter furnish to the others by written notice, as herein provided.

9.20 Domicile.

Each Party for any purpose under this Agreement (including that of any judicial service) elects its domicile at the addresses referred to under Section 9.19 above.

9.21 Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.22 Fees and Expenses.

(a)           Each of Buyer and Seller shall bear its own costs and expenses incurred in connection with this Agreement (including but not limited to advisors' and attorneys' fees) regardless of whether the Transaction or Closing is consummated or not and none of such costs and expenses shall be borne by or be for the account of the Company.

(b)           All stamp duties, registration taxes and notary fees relating to the sale of the Quota and the issue of the Shares to the Seller shall be borne by the Buyer.

ARTICLE X
Law - Jurisdiction

10.01 Applicable Law.

This Agreement shall be governed, in all respects, including validity, interpretation and effect by the laws of the Republic of Italy.

10.02 Arbitration.

(a)           The Parties shall use their best endeavours to settle any dispute arising out or in connection with the performance of any obligation undertaken hereunder. To this effect, the Parties shall consult and negotiate with each other in good faith in order to reach a just and equitable solution satisfactory to both Parties. If the Parties do not reach such amicable solution within sixty (60) days from the Notice sent by one Party expressly stating that such Notice triggers the starting of the negotiation period hereunder, then the dispute shall be finally settled by arbitration in London in accordance with the then applicable London Court of Arbitration Rules (“LCA Rules”).

(b)           There shall be one arbitrator that is mutually agreeable to the Parties, appointed in accordance with the LCA Rules. If the appointment of the arbitrator is not effected within the terms provided for by the LCA Rules, the arbitrator shall be appointed by the LCA Court. The arbitrator must be fluent in Italian and English.

(c)           Unless otherwise agreed in writing by the Parties, the arbitration will take place in London, England, in the English language. It is understood, however, that no translations shall be made of documents in the Italian or in the English language.

(d)           The cost of the arbitration, including attorneys fees, will be assessed by the arbitrators who will be required to make such cost allocation with respect to any award issued, provided, however, that the arbitrator shall not have the ability to assess damages against either Party which are expressly disclaimed in this Agreement.

(e)           The arbitrator shall decide the dispute according to Italian substantive and procedural law (“arbitrato rituale secondo diritto”) and the arbitral award may appealed for reasons of law according to Article 829 Paragraph 3 of the Italian Civil Procedure Code.

(f)           Notwithstanding the dispute resolution process set forth in this Section 10.02, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in a court of competent jurisdiction without submitting to such dispute resolution process if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution process.

10.03 Enforceability.

Each Party represents and warrants to the other Party that any award rendered against such Party in accordance with Section 10.02 above shall be enforceable in its country and jurisdiction according to applicable laws and that the other Parties shall be entitled to institute proceedings to this effect including proceedings for attachment against such Party’s properties before any court of competent jurisdiction and venue.

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/s/ Antonio Germani	/s/ Charles H. Sherwood
Fidia Farmaceutici S.p.A.	Anika Therapeutics Inc.
(Mr. Antonio Germani)	(Dr. Charles Sherwood)